Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information:

Michael P. Gray

Chief Financial and Chief Operating Officer

Curis, Inc.

617-503-6632

mgray@curis.com

Curis Announces $30 Million Secured Debt Financing

to Support Development of Proprietary Pipeline

- Company to Advance Development of Novel Oncology

Therapeutics Including IAP Inhibitor GDC-0917 -

- Conference Call Today at 8:30 a.m. EST -

LEXINGTON, Mass. November 28, 2012 (GLOBENEWSWIRE) – Curis, Inc. (NASDAQ: CRIS), a drug development company seeking to develop next generation targeted small molecule drug candidates for cancer treatment, today announced that, subject to the occurrence of certain closing conditions, it will enter into a $30 million debt transaction secured with certain future Erivedge® royalties, with an investment fund managed by Pharmakon Advisors. Erivedge is the first and only FDA-approved medicine for people with advanced basal cell carcinoma and is developed and marketed by Genentech, a member of the Roche Group.

“This important transaction provides Curis with non-dilutive capital for use in our proprietary development programs, including our in-licensing and further clinical development of small molecule IAP inhibitor GDC-0917, now designated CUDC-427, which we acquired from Genentech and also announced this morning,” said Dan Passeri, President and Chief Executive Officer of Curis, Inc. “This promising compound adds to the depth and quality of our pipeline and access to this non-dilutive capital bolsters our capacity to fully exploit our proprietary programs.”

As part of the transaction, Curis formed a wholly-owned subsidiary called Curis Royalty LLC (“Curis Royalty”), and Curis Royalty entered into a credit agreement with BioPharma Secured Debt Fund II Sub, S.àr.l, (“BioPharma-II”), whereby Curis Royalty borrowed $30 million at an annual interest rate of 12.25% (the “loan”). Under the terms of the transaction, the loan is expected to close within 10 business days; concurrently therewith, Curis will transfer to Curis Royalty the right to receive royalty and certain other royalty-related payments from the commercial sales of Erivedge under Curis’ collaboration agreement with Genentech.

The royalty payments that Curis Royalty will be entitled to receive under the collaboration agreement with Genentech will be the source of funds to repay principal of and interest on the loan. The final maturity date of the loan will be the earlier of the date when principal is paid in full and the termination of Curis Royalty’s right to receive royalties under the collaboration agreement with Genentech. The loan is secured by a security interest granted by Curis Royalty in its rights to receive royalty and other royalty-related payments under the collaboration agreement with Genentech. The loan constitutes an obligation of Curis Royalty, and is intended to be non-recourse to Curis.

Under the terms of the loan, quarterly royalty payments from Genentech will first be applied to cover Curis’ royalty obligations to academic institutions and Curis Royalty’s ongoing expenses. Remaining amounts, subject to caps of $1.0 million per quarter in 2013, $2.0 million per quarter in 2014 and $3.0 million per quarter in 2015, will be applied to pay interest and principal on the loan. Curis Royalty will be entitled to receive and distribute to Curis the remaining amounts above the caps, if any. Curis Royalty remains entitled to receive any royalty payments related to sales of Erivedge following repayment of the loan.

“Importantly, based on our current expectations for Erivedge royalty revenue, we believe that the loan could be repaid in approximately four years and that the capped repayment structure could allow for Curis to receive royalty revenues in excess of these caps, if any, during the repayment term,” said Mike Gray, Curis’ Chief Financial Officer. “Following the repayment of this loan, we retain all rights to collect royalties on Erivedge net sales, leaving Curis with what we believe will be significant future upside potential on Erivedge royalty revenues. In the U.S., for example the core intellectual property on Erivedge extends to November 2028.”

Mr. Gray continued, “In addition, any milestone payments that we receive from Genentech are excluded from this transaction and therefore would provide Curis with additional capital if achieved. For example, we have the right to receive milestone payments for regulatory approvals of Erivedge in Europe and Australia, which we anticipate could occur in the first half of 2013.”

“We are pleased to be partnering with Curis in this transaction,” said Pedro Gonzalez de Cosio, Managing Member of Pharmakon Advisors. “We believe Erivedge is a breakthrough therapy for patients with advanced basal cell carcinoma and will continue in the future to help many patients who suffer from this disease.”

Conference Call Information

Daniel Passeri, President and Chief Executive Officer of Curis, will host a conference call today, November 28, 2012, at 8:30 a.m. EST, to review the license and financing transactions, provide an update on the Company’s development programs and review corporate strategy.

To access the live conference call, please dial (877) 868-1829 from the U.S. or (253) 237-1135 from other locations, shortly before 8:30 a.m. EST. The conference ID number is 73717844. The conference call can also be accessed on the Curis website at www.curis.com in the Investors section. A replay will be available approximately two hours after the completion of the call through 12:00 p.m. EST, Saturday, December 1, 2012. To access the replay, please dial (855) 859-2056 from the United States or (404) 537-3406 from other locations and reference conference ID number 73717844.

About Basal Cell Carcinoma (BCC) and the Hedgehog Pathway

Basal cell carcinoma is the most common type of skin cancer in Europe, Australia and the United States. The disease is generally considered curable if the cancer is restricted to a small area of the skin. In advanced BCC, if the disease is left untreated or recurs in the same location after surgery or radiotherapy, it may advance further into surrounding areas such as sensory organs (ears, nose and eyes), bone or other tissues. Depending on the location of the lesion, some cases of advanced BCC can be disfiguring, and treatment with surgery or radiation can lead to the loss of sensory organs and their functions such as eyesight or hearing. Abnormal Hedgehog signaling is implicated in more than 90 percent of BCC cases.

About Erivedge and the Hedgehog Pathway

Erivedge is designed to selectively inhibit signaling in the Hedgehog pathway by binding to a protein called Smoothened. The Hedgehog signaling pathway plays an important role in regulating proper growth and development in the early stages of life and becomes less active in adults.

Genentech is also evaluating Erivedge in a Phase II trial in patients with operable forms of BCC, which opened for patient enrollment in October 2010. Furthermore, Erivedge is being evaluated by third-party investigators in a number of other cancers and in people with BCC who have Gorlin syndrome, a condition that affects many areas of the body and increases the risk of developing BCC. For more information, visit http://www.clinicaltrials.gov.

About the Curis-Genentech Collaboration

Under the ongoing collaboration agreement between Genentech, a wholly owned member of the Roche Group, and Curis, Erivedge (vismodegib, GDC-0449) was discovered by Genentech and was jointly validated by the parties through a series of preclinical studies. Pursuant to this collaboration, Genentech and Roche are responsible for clinical development, and Genentech (U.S.), Roche (Ex-U.S. excluding Japan) and Chugai Pharmaceuticals (Japan) are responsible for commercialization of Erivedge. Curis is eligible to receive cash payments upon the successful achievement of specified clinical development and regulatory approval milestones, as well as royalties assuming successful commercialization of Erivedge by Genentech and its sublicensees, which include Roche and Chugai.

About Curis, Inc.

Curis is a drug development company that is committed to leveraging its innovative signaling pathway drug technologies to seek to create new targeted small molecule drug candidates for cancer. Curis is building upon its previous experiences in targeting signaling pathways, including in the Hedgehog pathway, in its effort to develop proprietary targeted cancer programs. For more information, visit Curis’ website at www.curis.com.

About Pharmakon Advisors

Funds managed by Pharmakon Advisors, including BioPharma-II, invest in debt securities and capped royalties secured by revenues from life sciences products. Pharmakon Advisors’ management team has a long and successful track record of structuring securitized financings and making direct investments in royalty interests on life sciences products. Pharmakon manages approximately $625 million and has structured investments secured by royalty payments on thirteen different pharma, biotech and medical device products.

Curis Cautionary Statement: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding Curis’ expectations regarding the economic and other benefits of the royalty financing transaction; Curis expectations about its potential ability to receive royalty payments both during and after the repayment term loan; the expected repayment period for the loan; and Curis’ expectations regarding the timing of further regulatory approvals for Erivedge and the potential for it to receive related milestones. Forward-looking statements used in this press release may contain the words “believes”, “expects”, “anticipates”, “plans”, “seeks”, “estimates”, “assumes”, “will”, “may,” “could,” “would” or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other important factors that may cause actual results to be materially different from those indicated by such forward-looking statements. For example, if Genentech’s sales of Erivedge are lower than anticipated, the time period for repayment of the Loan will be extended. There are also certain events of default in which the loan repayment could be accelerated, including actions by Curis’ that could lead to Genentech’s termination of the collaboration agreement between Curis and Genentech. Genentech and Roche may not ultimately demonstrate to the satisfaction of the EMA, the TGA or regulatory authorities in other territories, the safety and efficacy profile of Erivedge in the treatment of advanced BCC, in which case Erivedge may not be approved for sales and marketing for the treatment of such indication in the respective territory. Genentech and Roche may experience delays or failures in the manufacture of Erivedge. Erivedge’s benefit/risk profile may not be widely accepted by the medical community or third-party payors for the treatment of advanced BCC. Regulatory and administrative governmental authorities may determine to delay or restrict Genentech’s and/or Roche’s ability to continue to develop or commercialize Erivedge. Competing drugs may be developed that are superior to Erivedge. Curis may not achieve meaningful amounts of royalty revenue from sales of Erivedge and may not achieve milestone payments from existing or new collaborators. Curis and its collaborators may experience adverse results, delays and/or failures in their drug development programs. Preclinical testing and clinical studies of Curis’ other programs in development may be unsuccessful and may never achieve the requisite regulatory approval needed for commercialization. Curis will require substantial additional capital to fund the research and development of its programs, and the proceeds of its royalty financing transaction may not be sufficient to fund its near-term capital requirements for advancing these programs. Curis may not obtain or maintain necessary patent protection for its programs and could become involved in expensive and time consuming patent litigation and interference proceedings. Curis faces substantial competition from other companies developing cancer therapeutics. Unstable market and economic conditions may adversely affect Curis’ financial conditions and its ability to access capital to fund the growth of its business. Curis may experience unplanned cash requirements, and may not receive additional anticipated payments under its collaborations. Curis also faces other important risks relating to its business, operations, financial condition and future prospects generally, that are discussed in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and other filings that it periodically makes with the Securities and Exchange Commission.

In addition, any forward-looking statements represent the views of Curis only as of today and should not be relied upon as representing Curis’ views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.